Exhibit 5.1

March 22, 2021

Alpha Healthcare Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-________) (as amended or supplemented, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Alpha Healthcare Acquisition Corp., a Delaware corporation (the “Company”) of up to 95,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share, to be issued by the Company pursuant to the terms of the Business Combination Agreement, dated as of February 17, 2021 (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, Hunter Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Humacyte, Inc., a Delaware corporation (“Humacyte”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Humacyte, in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP 3/22/2021

GOODWIN PROCTER LLP